Exhibit 10.1
April 1, 2009
Mr. Kenneth J. Tarpey
1452 Mayhurst Blvd.
McLean, VA 22102
Dear Ken:
On behalf of comScore, Inc., I am pleased to offer you the position of Chief Financial Officer with an anticipated start date of April 20,2009. We are confident that you will play a key role in comScore’s continued success while helping us remain a leader in the provision of innovative and valuable marketing solutions.
In this position you will report to Magid Abraham, Chief Executive Officer, and will work from comScore’s offices located in Reston, VA.
Your base salary will be $12,500.00 Semi-Monthly (equivalent to an annual salary of $300,000.00), payable in accordance with comScore’s standard payroll practice and subject to applicable payroll deductions and withholdings.
You will be awarded 85,000 restricted shares of comScore’s common stock (the “Initial Restricted Stock Award”) by comScore’s Board of Directors (or Compensation Committee thereof) simultaneously with the execution hereof. The shares governed by the Initial Restricted Stock Award shall subject to a right of repurchase over a 4 year period, which -right will be waived in equal yearly installments, beginning on the start date of your employment provided above. In the event your employment with comScore ends before your shares of Initial Restricted Stock Award are fully vested, you will forfeit the unvested portion as of the date of your separation as provided in the applicable equity incentive agreement and plan issued to you with your award. Any Restricted Stock awarded by comScore will be governed by the comScore, Inc. 2007 Equity Incentive Plan and related agreement.
In addition, subject to approval by comScore’s Board of Directors, during the Board meeting at which the approval of discretionary performance-based equity incentive awards is scheduled to take place in 2010, you will be eligible for restricted shares of comScore’s common stock (a “Bonus Restricted Stock Award”) with the value of up to 175% of the salary earned during 2009. The allocation of such shares will be determined by goals set by the Compensation Committee of comScore’s Board of Directors. 25% of the shares awarded will be made without restriction in the first calendar quarter of 2010, and the remaining 75% of the shares awarded will be subject to a right of repurchase, which will be waived in equal yearly installments over the next 3 years. In the event your employment with comScore ends before the restrictions on your Bonus Restricted Stock Award are lifted other than due to your termination without Cause by comScore as provided below, you will forfeit the restricted portion of your Bonus Restricted Stock Award as of the date of your separation as provided in the applicable equity incentive

Mr. Kenneth J. Tarpey
April 1, 2009
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agreement and plan issued to you with your award. Any Restricted Stock awarded by comScore will be governed by the comScore, Inc. 2007 Equity Incentive Plan and related agreement. Subject to approval by comScore’s Board of Directors, the 2010 performance cash bonus and Bonus Restricted Stock Award targets for your position will revert back to 50% of salary earned and 100% of salary earned respectively, which we anticipated will be made in 2011.
In the event of a change in control (defined as an acquisition of at least 50% of the voting control of comScore, a sale or merger of comScore or the sale of substantially all of the assets of comScore), the right of repurchase restrictions on all Restricted Stock Awards made to you pursuant to this letter will lapse. comScore’s Board of Directors has agreed that this same change of control vesting provision would apply to future equity grants to the individual holding the position of Chief Financial Officer, and the Company will issue future equity grants containing such provision, unless such approach is otherwise amended by comScore’s Board of Directors.
In the event of a termination without Cause by comScore, you will be provided with a lump-sum severance payment of 6 months’ base salary as then in effect, and the right of repurchase with respect to any Bonus Restricted Stock Award which have been granted to you prior to the date of such termination shall be waived for 50% of the initial portion of each Bonus Restricted Stock Award made to you with a right of repurchase, subject to you signing and not revoking a release of claims with comScore in a form reasonably acceptable by comScore (the “Release”). The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by providing Executive written notice. “Cause” for termination shall mean: (a) commission of any act of dishonesty, embezzlement, theft or fraud with respect to the Company; (b) indictment, plea of nolo contendere or conviction, of any felony or of any crime involving dishonesty; (c) material breach of Executive’s duties to the Company, including repeated unsatisfactory performance of job duties; or (d) material breach by Executive of this Agreement, any Exhibit hereto or any written Company policy. In the event Executive’s employment is terminated at any time for Cause, he will not be entitled to severance pay, pay in lieu of notice or any other such compensation. With regard to a breach or violation of Sections (c) or (d) above, Executive shall have a 30-day opportunity to cure following written notice of such breach or violation if such breach or violation is reasonably susceptible of cure (except upon the subsequent occurrence of a substantially similar event, in which case such second event will constitute “Cause” without any requirement for a cure period).
The receipt of any severance payment under this letter will be subject to you signing and not revoking the Release. No severance shall be paid or provided until the Release becomes effective, which must occur within sixty (60) days following your termination of employment. Subject to any payment delay necessary to comply with Section 409A (as defined below), your severance payment shall be paid by in cash and in full on the first business day following effectiveness of the Release. If you die before all amounts have been paid, such unpaid amounts will be paid to your designated beneficiary, if living, or otherwise to your personal representative in a lump-sum payment (less any withholding taxes) as soon as possible following your death.
comScore intends that all severance payments made under this letter comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any

Mr. Kenneth J. Tarpey
April 1, 2009
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guidance promulgated thereunder (“Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Specifically, the severance benefits are intended to be exempt from the requirements of Section 409A under the short-term deferral rule set forth under Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A and the severance benefits payable under this letter, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”), payment of such Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. You and comScore agree to work together in good faith to consider amendments to this letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. In no event will comScore reimburse you for any taxes that may be imposed on you as a result of Section 409A.
During your employment, you are eligible to participate in comScore’s standard benefits such as medical insurance, life insurance, sick leave, 401k and paid time off consistent with any eligibility requirements and standard company policy. comScore’s current vacation policy provides three (3) weeks paid vacation per year, earned on an accrual basis. The accompanying benefits brochure provides additional benefits information. Detailed benefits information will be provided in the comScore Employee Guide and in Summary Plan Descriptions, which will be available for your review on the first day of your employment.
On your first day of employment, we will provide for your review a copy of a comScore Employee Guide via comScore’s intranet. As a comScore employee, you will be expected to abide by comScore’s rules and policies and acknowledge in writing that you have read the comScore Employee Guide. In addition, you are required to sign and comply with the attached At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which, among other things, prohibits unauthorized use or disclosure of comScore’s proprietary information. Please keep in mind that your employment will be at-will, which simply means that either you or comScore may terminate the relationship at any time for any reason, with or without cause.
By signing below, you acknowledge that you have apprised comScore of any and all contractual obligations that you may have that would prevent you from working at comScore, or limit your activities with comScore, including but not limited to any non-competition obligations to past employers.
The terms described in this letter, if you accept this offer, will be the terms of your employment and supersede any other agreements or promises made to you by anyone from comScore regarding these terms. This letter can only be modified by a written agreement signed by you and an authorized official of comScore. This offer is contingent upon you submitting the legally required proof of your identity and authorization to work in the United States, and upon the completion and satisfactory review of a background check.

Mr. Kenneth J. Tarpey
April 1, 2009
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This letter will be governed by the laws of the Commonwealth of Virginia, and each party hereby consents to the personal jurisdiction of the state and federal courts located in Virginia for any lawsuit filed there arising from or relating to this Agreement.
If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.
If you wish to accept this offer, please return a signed copy of this letter to me. You may fax your signed offer letter to me at 703-376-6662.
We are very excited about the possibility of you joining comScore. We hope that you will accept this offer and help us in making comScore all it can be, to the lasting credit and economic benefit of us all.
Best Regards.

Magid Abraham
Chief Executive Officer
ACKNOWLEDGEMENT:
In response to this offer of employment please sign one only.
/s/ Kenneth J. Tarpey             I gladly accept the offer of employment.
                                        I do not accept the offer of employment.